Exhibit (99)

FOR IMMEDIATE RELEASE

Media Contact: Dustee Jenkins (612) 761-9537

Investor Contact: John Hulbert (612) 761-6627

Melanie Healey Named to Target Corporation’s Board of Directors

MINNEAPOLIS (November 12, 2015) — Target Corporation (NYSE: TGT) announced today its board of directors elected Melanie Healey, former group president North America of The Procter & Gamble Company (P&G, NYSE: PG), as a new director, effective immediately.

Ms. Healey, 54, spent more than 25 years at P&G. During her tenure, she worked in Brazil, Mexico, Venezuela and the United States, most recently as group president and advisor to the chairman and chief executive officer, from January 2015 until July 2015 and as group president, North America, from 2009 until December 2014. Her history at the company includes a variety of leadership roles in marketing and in the health and personal care businesses, including group president, global feminine and health care. Prior to P&G, Ms. Healey held positions at S.C. Johnson & Sons and Johnson & Johnson.

“Mel brings to Target’s board more than 30 years of CPG experience and a passion for improving the lives of consumers around the world. She has a track record of delivering growth, driving operational improvements and launching successful product innovations for globally recognized brands. She also has a history of building Wellness brands, which will provide an important perspective as Target continues to elevate wellness as one of our signature categories,” said Brian Cornell, chairman and CEO of Target.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,805 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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